Exhibit 99.1

Aug. 13, 2003

Media:	John Sousa or David Byford

(713) 767-5800

Analysts:	Katie Pipkin or Christina Cavarretta

(713) 507-6466

DYNEGY PROVIDES LIQUIDITY UPDATE,

ANNOUNCES REVISED 2003 GUIDANCE ESTIMATE

HOUSTON (Aug. 13, 2003) – Dynegy Inc. (NYSE: DYN) today provided updates on its current liquidity position and 2003 earnings guidance estimate for its generation, natural gas liquids and regulated energy delivery segments.

Liquidity

As of Aug. 11, 2003, Dynegy’s liquidity was $1.336 billion. This consisted of $644 million in cash and $1.1 billion in revolving bank credit, less $408 million in letters of credit posted against the line of credit. Revolving credit facility exposure, including letters of credit and borrowings, totaled $408 million and total collateral posted, including cash and letters of credit, was $732 million.

The company’s liquidity position, as compared to the $1.7 billion reported on July 21, is lower primarily due to the use of cash on hand, together with proceeds from the long-term refinancing and restructuring transactions completed on Aug. 11, to repay certain outstanding indebtedness.

Updated 2003 Guidance Estimate

Management’s guidance estimate on April 29, 2003, which was made prior to its decision to execute the long-term refinancing and restructuring transactions, was $0.10 to $0.18 per share. Management has lowered the company’s 2003 guidance estimate by ($0.17) per share primarily to reflect the following items:

1

•	($0.09) per share relating to a second quarter 2003 $50 million pre-tax ($32 million after-tax) legal reserve;

•	($0.05) per share relating to the expected $31 million pre-tax ($20 million after-tax) increase in interest expense associated with the refinancing of the company’s 2005-2006 debt maturities and restructuring of the Series B preferred stock previously held by ChevronTexaco; and

•	($0.03) per share relating to the expected $21 million pre-tax ($13 million after-tax) charge associated with the acceleration of unamortized financing costs resulting from the debt payments made pursuant to the recently completed refinancing and restructuring transactions.

This results in a revised 2003 guidance estimate of ($0.07) to $0.01 per share for Dynegy’s generation, natural gas liquids and regulated energy delivery segments. Both prior and revised guidance estimates include corporate-level expenses and exclude the results associated with the company’s customer risk management business, which includes tolling contracts, and its discontinued operations, which includes the company’s former communications business, as well as related exit costs.

The company expects a net loss for 2003 of $270 to $250 million, or ($0.73) to ($0.67) per share, from its customer risk management business and discontinued operations. Dynegy already recorded net income for 2003 of $55 million, or $0.15 per share, relating to a cumulative effect of changes in accounting principles. As a result, for GAAP purposes, the company expects to report a net loss for 2003 of $240 to $190 million.

Guidance also continues to exclude the non-cash, implied dividends associated with the Series B preferred stock previously held by ChevronTexaco, as well as the benefit associated with the recently completed restructuring. After giving effect to these items, for GAAP purposes, Dynegy expects to report net income applicable to common stockholders for 2003 of $780 to $835 million, or $2.10 to $2.24 per share. These per share figures are based on 372 million common shares outstanding.

Dynegy noted that while the execution of its self-restructuring plan has proceeded ahead of schedule and that its operating businesses are performing as expected, the guidance estimate is sensitive to commodity prices, demand for energy and the company’s ability to achieve its targeted reductions in general and administrative expenses. Management’s revised guidance remains subject to the unpredictability of these factors and their effects on the company’s business.

Investor Conference Call/Webcast

Dynegy will discuss the updates on its current liquidity position and 2003 earnings guidance estimate during an investor presentation to be webcast live at 11:00 a.m. EDT, 10:00 a.m. CDT. Participants are encouraged to access the presentation, which includes the required reconciliation information, on the “News and Financials” section of www.dynegy.com.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly Dynegy’s expected earnings for 2003. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include: changes in commodity prices, particularly for power, natural gas and natural gas liquids; the effects of competition on our results of operations; the effects of milder weather on our power and natural gas liquids sales; Dynegy’s ability to successfully execute its exit from the third-party marketing and trading business and the costs associated with this exit; Dynegy’s ability to operate its businesses with a reduced work force and within the confines of the increased borrowing rates and restrictive covenants contained in its restructured credit agreement and second priority senior secured notes indenture; Dynegy’s ability to address its substantial leverage, including its remaining 2005 maturities; increased interest costs associated with its restructured bank credit facilities and recently completed refinancing transactions; operational factors affecting Dynegy’s assets; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s business, including litigation relating to the western power and natural gas markets and shareholder claims, as well as the ongoing regulatory investigations primarily relating to Project Alpha and Dynegy’s trading practices. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

###

3